Exhibit 99.1

Montpelier Re Prevails in Arbitration Proceedings and Reaffirms Its Reported First Quarter

Catastrophe Loss Estimates and Its Previously Announced Deepwater Horizon Rig Loss

HAMILTON, Bermuda, June 22, 2010 — Montpelier Re Holdings Ltd. (NYSE: MRH), (the “Company”) has been informed that its principal operating subsidiary Montpelier Reinsurance Ltd. (“Montpelier Re”) has prevailed in its previously disclosed arbitration proceedings with Manufacturers Property & Casualty Limited (“MPCL”).  The arbitration proceedings involved a dispute concerning two contracts pursuant to which Montpelier Re purchased reinsurance protection from MPCL in 2005 (the “Disputed Contracts”).

The award dismisses MPCL’s claim for rescission of the Disputed Contracts and calls for MPCL to pay Montpelier Re the outstanding losses on the Disputed Contracts plus accrued interest through the date payment is made. The amount of accrued interest due Montpelier Re, calculated through the date of this release, is approximately $2.5 million.

The Company also reports that it does not anticipate any increase in its net loss estimates associated with the Chilean earthquake and windstorm Xynthia over those previously recorded as of March 31, 2010, and also reaffirms its previously announced pre-tax net loss estimate of $20 million from the Deepwater Horizon rig loss.

Montpelier Re Holdings Ltd., through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar importance generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or manmade catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

Contact:

Montpelier Re Holdings Ltd., Hamilton

Investors:

William Pollett, Treasurer & SVP, 441-299-7576

or

Media:

Jeannine Klein Menzies, Corporate Affairs Manager, 441-299-7570.